Exhibit 99.1

STONE ENERGY CORPORATION

Announces the Recordation of Second Lien Mortgages

LAFAYETTE, LA. March 6, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced the recordation of mortgages required by the indenture (the “Indenture”), dated as of February 28, 2017, by and among the Company, Stone Energy Offshore, L.L.C. (“SEO”), as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Collateral Agent”) that governs the Company’s $225 million 7.50% senior second lien notes due 2022 that were issued in accordance with the Company’s Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016, that became effective on February 28, 2017. In order to secure the obligations under the Indenture, SEO entered into certain mortgages in favor of the Collateral Agent, which were required to be recorded in certain parishes in the State of Louisiana and with the Bureau of Ocean Energy Management. The last of these mortgages was recorded on March 2, 2017.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico basin.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com